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                                                                       Exhibit 8

                    [Letterhead of Mayer, Brown, Rowe & Maw]

                                                     April 26, 2002

AmeriVest Properties Inc.
1780 South Bellaire Street, Suite 515
Denver, CO  80222

Re: Status as a Real Estate Investment Trust; Information in the Registration Statement under the heading "Federal Income Tax Considerations"

Ladies and Gentlemen:

     In connection with the filing of a Registration Statement with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), by AmeriVest Properties Inc., a Maryland corporation (the "Company"), you have requested our opinions concerning (i) the qualification and taxation of the Company as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended and (ii) the information in the Registration Statement under the heading "Federal Income Tax Considerations."

     In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

     In addition, we have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company. We have also relied upon memoranda covering the tax years ended December 31 of 1996, 1997, 1998, 1999 and 2000 that were prepared by Arthur Andersen LLP, the Company's certified public accountants. The memoranda describe the applicable asset, income, distribution and ownership requirements required for the Company to qualify as a REIT and show the results of applying the income and distribution tests for each year, the asset tests for the fourth quarter of each year and the ownership tests as of the last day of each year. Arthur Andersen LLP also prepared, and we have relied on, a memorandum showing the results of the income, ownership and distribution tests as of March 31, 2001 and the asset tests for the quarter ended March 31, 2001. We note that the asset tests apply on a quarterly basis, the income and distribution tests apply on an annual basis, and the ownership tests apply continuously during the second half of each year. With respect to quarters or periods not tested, we have relied on the representations of the Company, which were made after a review of the changes in assets and in ownership of the Company during the applicable quarters and periods.

     In addition, we have participated in conferences with officers and representatives of the Company and representatives of Arthur Andersen LLP at which the contents of the representations from the Company, the Registration Statement and the memoranda prepared by Arthur Andersen LLP for periods during the tax years ending on December 31 of 1996, 1997, 1998, 1999, 2000 and 2001 were discussed. We have relied upon your representations that the

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information in such documents or otherwise furnished to us accurately and completely describes all material facts, and have not made an independent investigation of the facts set forth therein. Although we are not passing upon, and do not assume any liability for, the accuracy or completeness of the statements contained in (i) the representations from the Company, (ii) the Registration Statement or (iii) the memoranda prepared by Arthur Andersen LLP, based on our participation in conferences with officers and representatives of the Company and representatives of Arthur Andersen LLP, no facts have come to our attention that would cause us to question the accuracy or completeness of such statements or documents in any material respect.

     In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the assumption that the Company has operated and will continue to be operated in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto. Our opinions expressed herein are based on the applicable laws of the States of Maryland and Delaware, the Code, the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

     Based upon and subject to the foregoing, it is our opinion that:

     1. Beginning with the Company's taxable year ending December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

     2. The information in the Registration Statement under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the heading "Federal Income Tax Considerations" in the Registration Statement.

                          Sincerely,

                          /s/ Mayer, Brown, Rowe & Maw